UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 30, 2000


                         Commission file number 0-17822

                           MEDICAL MANAGER CORPORATION
                        (formerly known as Synetic, Inc.)
             (Exact name of registrant as specified in its charter)

              Delaware                                       22-2975182
    (State or other jurisdiction of                       (I.R.S. Employer
     incorporation or organization)                       Identification No.)

           669 River Drive
       Elmwood Park, New Jersey                               07407-1361
(Address of principal executive offices)                      (Zip Code)

       Registrant's telephone number, including area code: (201) 703-3400

Item 2.  Acquisition or Disposition of Assets

     On December 7, 1999, Medical Manager Corporation ("the Company") entered into a definitive agreement to acquire certain assets of Physician Computer Network, Inc. for a purchase price of $53,000,000 (subject to possible adjustment in the event that specified liabilities exceed tangible assets by more thatn $13,000,000), payable $15,500,000 in cash and $37,500,000 in the
Company's common stock, plus the assumption of certain liabilities. The acquisition was completed on March 30, 2000 and will be accounted for using the purchase method of accounting. For a description of the assets acquired and the terms of the asset purchase agreement, see footnote 1 in the notes to consolidated financial statements if Physician Computer Network, Inc.

Item 7.  Financial Statements and Exhibits




     (a) Financial statements of businesses acquired.


     The following historical financial statements and notes thereto are of Physician Computer Network, Inc. prior to the consummation of the acquisition and are attached hereto at pages F-1 to F-30

     - Report of Independent Public Accountants
     - Consolidated Balance Sheets as of December 31, 1999 and 1998
     - Consolidated Statements of Operations for the years ended December 31, 1999, 1998, and 1997
     - Consolidated Statements of Changes in Shareholder's Equity (Deficit) for the years ended December 31, 1999, 1998 and 1997
     - Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997
     - Notes to Consolidated Financial Statements

     (b) Pro forma financial information

     The following pro forma financial statements and notes thereto are attached hereto at pages PF-1 to PF-6.

     - Pro Forma Combined Condensed Consolidated Statements of Operations (unaudited) for the year ended June 30, 1999
     - Pro Forma Combined Condensed Consolidated Statement of Operations (unaudited) for the six months ended December 31, 1999
     - Pro Forma Combined Condensed Consolidated Balance Sheet (unaudited) as of December 31, 1999
     - Notes to Pro Forma Combined Condensed Consolidated Financial Statements (unaudited)

     (c) Exhibits

     Exhibit 2 - Copy of Asset Purchase Agreement dated as of December 7, 1999, by and among Physican Computer Network, Inc., VERSYSS Incorporated, Wismer-Martin, Inc., Integrated Health Systems, Inc., PCN HP Venture Corp., Medical Manager Corporation and Medical Manager Health Systems, Inc., incorporated by reference to Exhibit 2 of the Current Report on Form 8-K of Physician Computer Network, Inc. dated December 10, 1999.

     Exhibit 23.1 - Consent of Independent Public Accountants (filed herewith)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    MEDICAL MANAGER CORPORATION


                                    /s/ James R. Love
                                    ------------------------------------------
                                    James R. Love
                                    Executive Vice President - Finance and
                                    Administration and Chief Financial Officer



                                    /s/ Kirk G. Layman
                                    ------------------------------------------
                                    Kirk G. Layman
                                    Senior Vice President - Finance
                                    and Chief Accounting Officer



Dated: April 19, 2000

                        Physician Computer Network, Inc.
                              Financial Statements
                                Table of Contents

                                                                      Page

  Report of Independent Public Accountants                            F-2

  Consolidated Balance Sheets as of December 31, 1999 and 1998        F-3

  Consolidated Statements of Operations for the years ended
    December 31, 1999, 1998 and 1997                                  F-5

  Consolidated Statements of Changes in Shareholders' Equity
    (Deficit) for the years ended December 31, 1999, 1998
    and 1997                                                          F-6

  Consolidated Statements of Cash Flows for the years ended
    December 31, 1999, 1998 and 1997                                  F-7

  Notes to Consolidated Financial Statements                          F-8

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Physician Computer Network, Inc.:

We have audited the accompanying consolidated balance sheets of Physician Computer Network, Inc. (a New Jersey Corporation) and subsidiaries as of
December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Physician Computer Network, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company filed a petition for reorganization under Chapter XI of the U.S. Bankruptcy Code. In addition, the Company has suffered recurring losses from operations, a working capital deficiency and is in default under its debt obligations. These matters, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                                                        /s/Arthur Andersen LLP

Roseland, New Jersey
March 24, 2000

PHYSICIAN COMPUTER NETWORK, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998

                         ASSETS                                                   1999               1998
                        --------                                             -------------       -------------
CURRENT ASSETS:
     Cash and cash equivalents (Notes 2 and 6)                                 $ 5,216,000         $ 3,597,000
     Accounts receivable, net of allowance for doubtful accounts of
        $463,000 and $500,000 at December 31, 1999 and 1998                      6,587,000          11,159,000
     Inventories (Notes 2 and 4)                                                 1,647,000           1,498,000
     Prepaid expenses and other current assets                                   2,109,000           1,096,000
     Restricted cash (Note 6)                                                          -             1,000,000
                                                                               -----------         -----------
                    Total current assets                                        15,559,000          18,350,000



INTANGIBLE ASSETS, net (Notes 2 and 3)                                          20,165,000          25,634,000




PROPERTY AND EQUIPMENT, net (Notes 2 and 5)                                      1,374,000           2,796,000



INVESTMENTS (Note 6)                                                               222,000             200,000



OTHER ASSETS                                                                       135,000             470,000
                                                                               -----------         -----------
                    Total assets                                               $37,455,000         $47,450,000
                                                                               ===========         ===========

PHYSICIAN COMPUTER NETWORK, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998

       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                                 1999               1998
      -----------------------------------------------                             ------------      -------------
CURRENT LIABILITIES:
     Line of credit (Note 8)                                                      $  7,076,000      $  15,412,000
     Line of credit assigned to buyer (Note 8)                                       3,500,000                 -
     Debtor in possession loan                                                       1,500,000                 -
     Current portion of long-term debt (Note 8)                                        323,000            984,000
     Current portion of obligations under capital leases (Note 9)                      280,000            478,000
     Accounts payable                                                                  704,000          6,662,000
     Accrued expenses and other liabilities (Note 3)                                 3,750,000         18,921,000
     Accounts payable and accrued expenses subject to compromise                    13,505,000                 -
     Accrued legal settlements                                                      23,400,000                 -
     Customer deposits                                                                      -             867,000
     Unearned income (Note 2)                                                       10,187,000         10,096,000
                                                                                  ------------      -------------
                    Total current liabilities                                       64,225,000         53,420,000


     Long-term debt, net of current portion of obligations (Note 8)                         -             392,000
     Long-term capital leases, net of current portion (Note 9)                         759,000          1,251,000
                                                                                  ------------      -------------
                    Total liabilities                                               64,984,000         55,063,000
                                                                                  ------------      -------------

COMMITMENTS AND CONTINGENCIES (Note 12)

SHAREHOLDERS' EQUITY (DEFICIT) (Notes 2 and 13):
     Preferred stock, $0.01 par value; 11,000 shares issued and
         outstanding at December 31, 1999 and 1998                                  10,802,000          8,998,000
     Common stock, $0.01 par value; 75,000,000 shares authorized;
         55,846,918 shares issued and 53,521,918 shares outstanding
         as of December 31, 1999; and 1998                                             558,000            558,000
     Additional paid-in capital                                                    200,507,000        200,507,000
     Accumulated deficit                                                          (228,701,000)     (206, 981,000)
     Treasury stock, 2,325,000 shares held at cost in 1999 and 1998                (10,695,000)       (10,695,000)
                                                                                  -------------     --------------
                    Shareholders' equity (deficit)                                 (27,529,000)        (7,613,000)
                                                                                  -------------     --------------
                    Total liabilities and shareholders' equity (deficit)          $ 37,455,000      $  47,450,000
                                                                                  =============     ==============


The accompanying notes to financial statements are an integral part of these consolidated balance sheets.

PHYSICIAN COMPUTER NETWORK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                    1999              1998              1997
                                                               -------------      ------------      ------------
NET REVENUES (Note 2)                                          $  68,823,000      $ 86,922,000      $ 78,082,000

COST OF REVENUES (Note 4)                                         48,598,000        56,421,000        56,504,000
                                                               -------------      ------------      ------------
          Gross margin                                            20,225,000        30,501,000        21,578,000
                                                               -------------      ------------      ------------

OPERATING EXPENSES:
  Research and development                                         3,963,000         7,075,000         9,605,000
  Selling, general and administrative                             25,662,000        41,393,000        37,011,000
  Legal settlements                                               23,400,000                -                 -
  Restructuring charges                                                   -          1,090,000                -
  Impairment of assets writedown (Notes 2, 3 and 6)                       -          8,292,000        30,861,000
                                                               -------------      ------------      ------------
          Total operating expenses                                53,025,000        57,850,000        77,477,000
                                                               -------------      ------------      ------------
          Loss from operations                                   (32,800,000)      (27,349,000)      (55,899,000)

INTEREST AND OTHER (INCOME) EXPENSE:
  Gain on sales of businesses                                    (14,010,000)               -                 -
  Other income (Note 6)                                                   -         (6,360,000)       (2,029,000)
  Interest income                                                    (61,000)         (206,000)         (485,000)
  Interest expense                                                 1,084,000         2,394,000         3,574,000
                                                               --------------     -------------     -------------
                                                                 (12,987,000)       (4,172,000)        1,060,000
                                                               --------------     -------------     -------------
         Loss before income tax provision
           (benefit), income (loss) on equity
           investment and extraordinary item                     (19,813,000)      (23,177,000)      (56,959,000)
                                                               --------------     -------------    --------------


INCOME TAX PROVISION (BENEFIT) (Note 7)                              125,000                -            (89,000)
                                                               --------------     -------------    --------------
         Loss before income (loss) on equity
           investment and extraordinary item                     (19,938,000)       (23,177,000)      (56,870,000)

INCOME (LOSS)ON EQUITY INVESTMENT                                     22,000         (2,351,000)       (2,645,000)
                                                               --------------     --------------   ---------------
         Loss before extraordinary item                          (19,916,000)       (25,528,000)      (59,515,000)

EXTRAORDINARY ITEM                                                        -                  -          1,031,000
                                                               --------------     --------------   ---------------
         Net loss                                              $ (19,916,000)     $ (25,528,000)   $  (58,484,000)
                                                               ==============     ==============   ===============

BASIC AND DILUTED LOSS PER SHARE (Notes 2, 10 and 13):
     Loss available to common shareholders                     $       (0.41)     $       (0.50)   $        (1.14)
     Extraordinary item                                                   -                  -               0.02
                                                               --------------     --------------   ---------------
         Loss per share                                        $       (0.41)     $       (0.50)   $        (1.12)
                                                               ==============     ==============   ===============
     Weighted average number of common shares
       outstanding - Basic and Diluted                            53,521,918         53,323,507        52,018,761
                                                               ==============     ==============   ===============

     The accompanying notes to financial statements are an integral part of these consolidated statements.

PHYSICIAN COMPUTER NETWORK, INC.
CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS'
EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER
31, 1999, 1998 AND 1997

                                                                           Additional                                Shareholders'
                           Preferred Stock           Common Stock           Paid-in       Accumulated    Treasury      Equity
                         Shares      Amount       Shares       Amount       Capital         Deficit       Stock        Deficit
                       ------------------------  ----------------------  -------------- ---------------  ---------   ------------
BALANCE,
December 31, 1996           1,000   $       -     52,982,484  $ 529,000  $ 192,618,000  $ (121,731,000) $    -        $71,416,000

 Exercise of stock
   options                    -            -         29,670         -         126,000              -         -            126,000
 Exercise of value
   added reseller
   options                    -            -          1,350         -           7,000              -         -              7,000
 Conversion of
   preferred stock
   into common stock      (1,000)          -        187,424      2,000         (2,000)             -         -                 -
 Purchase of 2,325,000
   shares of common
   stock as treasury          -            -             -          -              -               -    (10,695,000)   (10,695,000)
 Common stock issued
   for acquisition            -            -        450,990      5,000      3,120,000              -         -           3,125,000
 Exercise of warrants         -            -        775,000      8,000         (8,000)             -         -                 -
 Net loss                     -            -             -          -              -      (58,484,000)       -         (58,484,000)
                       ---------   ------------ -----------  ---------  --------------  --------------- ------------  -------------
BALANCE,
December 31,1997              -            -     54,426,918    544,000    195,861,000    (180,215,000)  (10,695,000)     5,495,000
    Issuance of
      preferred
      stock               11,000     7,760,000           -          -       3,240,000              -         -          11,000,000
    Preferred stock
      dividend                -      1,238,000           -          -              -       (1,238,000)       -                  -
    Exercise of
      warrants                -            -      1,420,000     14,000      1,406,000              -         -           1,420,000
    Net loss                  -            -             -          -              -      (25,528,000)       -         (25,528,000)
                       ---------   ------------ -----------  ---------  --------------  --------------- ------------  -------------
BALANCE,
December 31, 1998         11,000     8,998,000   55,846,918    558,000    200,507,000    (206,981,000)  (10,695,000)    (7,613,000)

    Preferred stock
      dividend                -      1,804,000           -          -              -       (1,804,000)       -                  -
    Net loss                  -             -            -          -              -      (19,916,000)       -         (19,916,000)
                       ---------   ------------  ----------- ---------  --------------  --------------- ------------  -------------
BALANCE,
December 31, 1999         11,000   $10,802,000   55,846,918  $ 558,000  $ 200,507,000   $ (228,701,000) $(10,695,000) $(27,529,000)
                       =========   ============  ==========  =========  ==============  =============== ============= =============

 The accompanying notes to financial statements are an integral part of these consolidated statements.

PHYSICIAN COMPUTER NETWORK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                               1999               1998               1997
                                                                            ----------         ----------         ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                $ (19,916,000)     $ (25,528,000)     $ (58,484,000)

  Adjustments to reconcile net loss to net cash used in
     operating activities-
        Depreciation and amortization                                         6,189,000          7,139,000          8,853,000
        Write-down of assets and other charges                                       -           8,292,000         30,861,000
        Noncash restructuring change                                                 -           1,090,000                 -
        Gain on sale of assets                                              (14,010,000)        (6,060,000)                -
        Loss on equity investment                                               (22,000)         2,351,000          2,645,000
        Extraordinary gain on forgiveness of long-term
          debt and other income                                                      -                  -          (3,060,000)
        (Increase) decrease in assets-
          Restricted cash                                                     1,000,000         (1,000,000)                -
          Accounts receivable, net                                            4,572,000            754,000          3,693,000
          Inventories                                                          (149,000)         2,317,000           (392,000)
          Prepaid expenses and other assets                                    (678,000)         1,758,000          6,733,000
        Increase (decrease) in liabilities-
          Accounts payable, accrued expenses and
            other liabilities                                                15,776,000          5,049,000          1,916,000
          Customer deposits and unearned income                                (776,000)        (5,894,000)        (5,286,000)
                                                                          --------------      -------------     --------------
          Net cash used in operating activities                              (8,014,000)        (9,732,000)       (12,521,000)
                                                                          --------------      -------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment                                                        (288,000)          (483,000)          (578,000)
  Acquisition of licensing rights and other intangible
    assets                                                                           -            (320,000)          (214,000)
  Purchase of business, net of cash acquired                                         -              64,000         (7,086,000)
  Cash received in sale of assets                                            15,000,000          6,414,000                 -
  Investment in joint venture and related costs                                      -            (700,000)        (4,044,000)
                                                                          --------------      -------------     --------------
              Net cash provided by (used in) investing
                activities                                                   14,712,000          4,975,000        (11,922,000)
                                                                          --------------      -------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal borrowings (payments) of long-term debt, net                     (4,389,000)        (6,479,000)        11,547,000
  Principal payments under capital lease obligations                           (690,000)          (476,000)          (731,000)
  Net proceeds (payments) from issuance of common
    stock, preferred stock and warrants and purchase
    of treasury stock                                                                -          12,420,000        (10,562,000)
                                                                          --------------      -------------     --------------
             Net cash provided by (used in) financing
                activities                                                   (5,079,000)         5,465,000            254,000
                                                                          --------------      -------------     --------------
             Net increase (decrease) in cash and cash
                equivalents                                                   1,619,000            708,000        (24,189,000)


CASH AND CASH EQUIVALENTS, beginning of year                                  3,597,000          2,889,000         27,078,000

                                                                          --------------      -------------     --------------
CASH AND CASH EQUIVALENTS, end of year                                    $   5,216,000       $  3,597,000      $   2,889,000
                                                                          ==============      =============     ==============


     The accompanying notes to financial statements are an integral part of these consolidated statements.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997


1. ORGANIZATION AND BUSINESS
   -------------------------

Physician Computer Network, Inc. ("PCN" or the "Company") is a leading provider of information technology to the office-based physician market. The Company's flagship practice management software product, the PCN Health Network Information System ("PCN Health Network"), is a multi-functional, advanced system which automates scheduling, billing, financial reporting and other
"back-office" functions, and provides electronic links to payors and other parties providing services to a physician's practice. In order to supplement its practice management product offerings with knowledge-based clinical products and services, in January 1996, the Company and Glaxo Wellcome, Inc. ("Glaxo Wellcome") formed a joint venture, Healthmatics G.P. (formerly Healthpoint G.P.) ("Healthmatics"). The Company's interest in this venture was sold during 1998 (see Note 6).

Beginning in 1993, the Company instituted a strategy of developing and expanding its business by acquiring practice management software businesses having an installed base of physician practice customers and developing a common software platform to which such customers could migrate over time. In execution of this strategy, the Company made a series of acquisitions through 1998 in order to expand various software and support services.

In 1996 and 1997, the Company sold support obligations for various customer sites using legacy systems in order to concentrate on its three major software platforms. In 1998, the Company announced the need to restate financial information previously issued to the public. Instead of the reported profits during the first three quarters of 1997, the Company would be reporting a substantial loss and was in default of its bank agreement. The negative effects of publicity surrounding the Company's announcements affected operating results in 1998.

During 1998 and 1999 the Company undertook significant restructuring and cost reduction efforts to mitigate the losses incurred in 1997. These efforts included the sale of various noncore business assets. In addition, at the direction of the Board of Directors, investment bankers were retained to evaluate the strategic alternatives available to the Company.

In December 1999, immediately prior to the filing of Chapter XI, the Company entered into an Asset Purchase Agreement with Medical Manager Corp. ("MMC") for the purchase and sale of all PCN's operating assets and the assumption of substantially all of PCN's operating liabilities. Medical Manager Health Systems ("MMHS") is the Purchaser under the Asset Purchase Agreement and MMC, the parent Company of MMHS, guaranteed to PCN the performance of MMHS' obligations under that agreement. The parties executed an amendment to the Asset Purchase Agreement on December 23, 1999. The Asset Purchase Agreement, as amended, is herein referred to as the "Purchase Agreement." The purchase price under the Purchase Agreement is $53,000,000 (subject to possible adjustment in the event that specified liabilities exceed tangible assets by more than $13,000,000), payable $15,500,000 in cash and $37,500,000 in common stock of MMC, a company listed on the NASDAQ National Market, plus assumption of liabilities. The value of the MMC stock will be determined based on a ten trading day average closing sale price preceding the third business day prior to the closing. The total approximate value of the consideration to be paid by Purchaser is $83,000,000. Also, prior to the Petition Date, as defined below. MMHS had purchased from the Lenders (see Note 8) $3,500,000 of loans under the Agreement and obligations arising thereunder, making $2.5 million of that sum available to PCN to cover immediate expenses. In addition, MMHS will loan up to $3,500,000 to PCN for working capital needs postpetition pursuant to the Post-Petition Loan and Security Agreement between PCN and MMHS dated December 7, 1999. Such loan amounts are part of the liabilities being assumed by MMHS.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

Under the Asset Purchase Agreement, subject to Bankruptcy Court approval, PCN has agreed to pay MMHS a Break Up Fee in the amount of $2,000,000 plus reimbursement of expenses. In the event the Bankruptcy Court approves a Break Up Fee and expense reimbursement in favor of MMHS, then the interest rate on the DIP Loan (see Note 8) will be reduced from 16% per annum to the Base Rate (as defined in the Agreement), plus 3%. Upon the closing of the transaction with MMHS, the Company is obligated to pay approximately $2.9 million to certain employees and consultants.

On December 7, 1999 (the "Petition Date"), as part of the plan to consummate the sale of the assets, PCN filed for protection under Chapter XI of the Federal bankruptcy laws in the United States Bankruptcy Court in Newark, N.J. A Plan of Reorganization was filed immediately thereafter, based on the agreement to sell the Company to MMHS. On March 15, 2000, the Amended Plan of Reorganization was confirmed by the Bankruptcy Court. A closing for the sale to MMC is scheduled for March 31, 2000.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, recognizing that the Company is currently in reorganization under the supervision of the Court. The accompanying financial statements do not include any adjustments that might result from the outcome of this transaction.

Under Chapter XI, certain claims against the Company in existence prior to the filing of the petitions for relief under the Federal bankruptcy laws are stayed while the Company continues business operations as debtor-in-possession. These claims are reflected in the balance sheet as "liabilities subject to compromise." Additional claims (liabilities subject to compromise) may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination by the court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts. Claims secured against the Company's assets ("secured claims") also are stayed, although the holders of such claims have the right to move the court for relief from the stay.

The  following  are  the  significant   components  of  liabilities  subject  to
compromise as of December 31, 1999-

          Liabilities subject to compromise-
             Accounts payable                                $ 4,296,000
             Accrued expenses                                  9,209,000
                                                             -----------
                                                             $13,505,000


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

Basis of Presentation
---------------------

The consolidated financial statements include the consolidated accounts of PCN for the years ended December 31, 1999, 1998 and 1997, and its wholly-owned subsidiaries, Medical Network Systems Corp. (MNS) from May 1998, Solion Corporation (Solion) from September 1997 (MNS and Solion were merged into and became divisions of PCN in August 1999), the business of Software Banc Incorporated (SBI) from May 1997, the Healthcare Division of Data Systems of Texas (Data Systems) from April 1997, Wismer Martin from September 1996 through July 1999 and the Healthcare business of CUSA Technologies, Inc. (CTI) from July 1996. All significant intercompany transactions have been eliminated.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

Revenue Recognition
-------------------

The Company recognizes revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition". The Company's software related revenue includes:
(i) license fees for internally developed and acquired practice management software products; (ii) support and update agreements on the practice management software products; (iii) hardware sales and the sale of hardware service agreements; and, (iv) customer training, installation and consulting services. Sales of licenses for internally developed and acquired software products are made to independent resellers and directly to office based physicians and other healthcare providers. Revenues from sales of such software packages are primarily recognized upon shipment of the product, since no significant vendor and/or post contract support obligations remain outstanding at the time of revenue recognition. In certain cases, independent resellers were sold, for a single fixed-price non-refundable fee, multi-copy licenses which permit resale of the Company's software. In those cases, the software license fee was recognized as revenue when the master copy of the software was delivered to the independent reseller since the fee charged, and payment thereof, was not contractually tied to subsequent sales by the reseller. The cost to distribute additional copies of the software is insignificant. Revenue from software support and update and hardware service agreements is deferred at the time the agreement is executed and recognized ratably over the term of the agreement, which typically does not exceed one year. Revenue from peripheral hardware sales is recognized at the time of shipment. Revenue from customer training, installation and consulting services is recognized when the earnings process is substantially completed, which generally coincides with performance. All costs associated with licensing of software products, support and update services, and training and consulting services are expensed as incurred.

Fees from health care institutions and clinical laboratories for communication links to the Company's systems and physicians are billed monthly or annually and recognized as revenues over the term of the related agreements, generally one year.

Research and Development Costs and
Capitalized Software Development Costs
--------------------------------------

Research and development costs are expensed as incurred. Such costs generally include software development costs of new products and enhancements up to the date upon which technological feasibility is achieved. Costs incurred to develop new software products after technological feasibility is achieved are capitalized in accordance with Statement of Financial Accounting Standards
(SFAS) No. 86 "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." Capitalized software development costs obtained as part of Company acquisitions are amortized using the straight-line method over the estimated product lives of three years. Net capitalized software reflected in intangible assets at December 31, 1999 and 1998 was $98,000 and $264,000, respectively. Capitalized software amortization expense was $166,000, $237,000 and $211,000 for the years ended December 31, 1999, 1998 and 1997, respectively. There were no additional costs capitalized during 1999 and 1998.

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

Inventories
-----------

Inventories, consisting principally of computer hardware for resale and computer maintenance parts held to repair customers' hardware under maintenance contracts between the Company and certain of its customers, are stated at lower of cost or market with costs determined on a first-in, first-out basis.

Intangible Assets
-----------------

Intangible assets consist primarily of goodwill related to the Company's acquisitions (see Note 3) and capitalized software development costs. Amortization is computed using the straight-line method over a period of three years for computer software and up to 15 years for goodwill. Amortization expense for computer software and goodwill was $3,521,000, $4,758,000 and $7,278,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

The Company has adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121). The adoption of this statement requires that long-lived assets, certain identifiable intangible assets and goodwill related to those assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company's policy is to evaluate the realizability of acquisition-related intangible assets and certain other long-lived assets at each balance sheet date based upon the expectations of nondiscounted cash flows and operating income (loss) for each subsidiary or acquired business. Based upon its analyses, the Company concluded that no impairment related to any of its long-lived assets had occurred as of December 31, 1999. For the years ended December 31, 1998 and 1997, the Company recorded a write-down of certain intangible assets and investments of $8,292,000 and $30,861,000, respectively (see Note 3).

Property and Equipment
----------------------

Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Equipment under capital leases is amortized on the straight-line method over the shorter of the useful lives of the leased assets or the term of the related lease, ranging from three to five years. Repair and maintenance costs are expensed as incurred. Gains and losses on disposal of property and equipment are reflected in operations.

Fair Value of Financial Instruments
-----------------------------------

SFAS No. 107 "Disclosure About Fair Value of Financial Instruments" defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Cash and cash equivalents, accounts receivable, notes payable, debt, obligations under capital leases, and accounts payable reported in the consolidated balance sheets equal or approximate fair value.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

Income Taxes
------------

The Company has adopted  SFAS No. 109  "Accounting  for Income  Taxes" (SFAS No.
109). Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period that the tax change occurs.

Accounting for Stock Based Compensation
---------------------------------------

The Company has adopted SFAS No. 123, "Accounting for Stock-based Compensation" (SFAS No. 123). This statement requires companies to make pro forma disclosures as if the fair value based method of accounting for stock options, as defined in the statement, had been applied (see Note 13).

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss Per Share
--------------

The Company calculates loss per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS No. 128). This standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding adjusted to reflect potentially dilutive securities.

Segment Reporting
-----------------

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for the December 31, 1998 financial statements. Comparative information for earlier years presented is to be restated. The Company does not believe it operates in more than one segment.

New Accounting Pronouncements
-----------------------------

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material effect on its financial position or results of operations.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

3.   ACQUISITIONS AND DISPOSITIONS AND RESTRUCTURING CHARGES
     -------------------------------------------------------

Acquisitions and Dispositions
-----------------------------
On May 31, 1998, the Company, through a newly formed wholly-owned subsidiary, Medical Network Systems Corp. ("MNS"), acquired the business of Medical Network Systems Inc., a reseller of the Company's products. As part of this acquisition, the Company forgave certain accounts receivable of approximately $585,000 which were recorded as goodwill. In accordance with SFAS No. 121, the Company determined that an impairment occurred with respect to this intangible asset as of December 31, 1998. Accordingly, the goodwill was expensed at December 31, 1998 and is included in impairment of assets writedown in the accompanying statements of operations.

On September 23, 1997, the Company acquired Solion. Solion provides printed products, forms and computer supplies to the healthcare industry. The purchase price was $6,250,000 and was paid for with $3,125,000 in cash, 450,990 shares of common stock valued at $3,125,000 and the Company assumed $1,628,000 of liabilities. The resulting goodwill is being amortized over 15 years.

On May 1, 1997, the Company acquired the assets of SBI. SBI is a provider of integrated information technology for the healthcare industry, providing these organizations with hardware, software, installation, training, software support and hardware maintenance. The Company paid $2,613,000 in cash and assumed $75,000 of liabilities. The resulting goodwill is being amortized over 15 years. At December 31, 1997, the Company recorded a writedown as a result of an impairment of this intangible asset in the amount of $2,186,000.

On April 1, 1997, the Company acquired the assets of the Healthcare Division of Data Systems of Texas ("Data Systems"), a value added reseller of the Company's products. Data Systems is a provider of integrated information technology for the healthcare and credit union industries, providing these organizations with hardware, software, installation, training, software support, and hardware maintenance. The acquisition agreement with Data Systems was for the purchase of the assets of the healthcare division only, which is located in Texas. The Data Systems business was acquired for $1,070,000 in cash, a $600,000 note payable and the assumption of $168,000 in liabilities. The resulting goodwill is being amortized over 15 years. At December 31, 1997, the Company recorded a writedown as a result of an impairment of goodwill in the amount of $1,344,000.

On September 10, 1996, the Company acquired Wismer Martin, a provider of practice management systems and healthcare information systems. Wismer Martin was acquired for $1,980,000 in cash, 935,000 shares of common stock valued at $9,366,000 and the assumption of $3,872,000 in liabilities. The resulting intangible asset was $11,049,000 at the date of acquisition. At December 31, 1998 and 1997, the Company recorded a writedown as a result of an impairment of this intangible asset in the amount of $2,782,000 and $6,661,000, respectively. On July 9, 1999, the Company sold substantially all of the assets and assigned certain of the liabilities of Wismer Martin to an affiliate of MMC. In addition, the Company sold certain other assets related to the Wismer Martin business and assigned certain other related liabilities to that purchaser. Contemporaneous with the consummation of that transaction, the Company entered into an agreement, (the "Web Agreement"), granting that purchaser the right to provide, for a term of 11 months, certain web-based physician portal services and clinical e-commerce transaction services, to the Company's customers on an exclusive basis (which services are not currently offered by the Company). The aggregate consideration

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

received by the Company and its subsidiary for such sale and for entering into the Web Agreement was $10 million in cash less an escrow of $350,000. The Web Agreement may be terminated early by the Company under certain circumstances. After payment of certain expenses and $4.0 million of bank indebtedness, the Company retained approximately $5.5 million. Revenues from the Wismer Martin business were approximately $4.4 million in 1998.

On July 2, 1996, pursuant to an asset purchase agreement, the Company, through a wholly-owned subsidiary, purchased substantially all of the assets of the medical practice management software business and certain other software businesses of CTI for $9,200,000 in cash, the assumption of $4,131,000 in liabilities and the cancellation of outstanding debt owed by CTI to the Company. The resulting intangible asset was $10,737,000 at the date of acquisition. At December 31, 1997, the Company recorded a writedown as a result of an impairment of this intangible asset in the amount of $4,696,000.

On October 27, 1995, the Company acquired all of the issued and outstanding capital stock of VERSYSS Incorporated ("VERSYSS"), a developer of practice management software products, pursuant to a merger agreement, for $12,333,000 in cash and $11,750,000 in the form of a two year promissory note bearing interest at the rate of 11% per annum issued by VERSYSS, as the surviving corporation of the merger, to the VERSYSS Liquidating Trust, a liquidating trust formed for the benefit of the former shareholders of VERSYSS. In addition, the Company assumed VERSYSS liabilities aggregating $39,686,000 consisting of $14,367,000 in debt, $14,199,000 in deferred maintenance revenue, and $11,120,000 in accrued expenses derived from operations. At December 31, 1998 and 1997, the Company recorded a writedown as a result of an impairment of this intangible asset of $3,605,000 and $11,128,000, respectively. On April 26, 1999, the Company sold the assets and liabilities of the commercial division of VERSYSS ("Commercial Division"). The sale price was $3.6 million. After payment of approximately $600,000 in expenses and $1.7 million of indebtedness, the remaining $1.3 million was retained by the Company. In connection with the sale, the Company entered into a 3-year agreement to provide hardware services for the purchaser. Revenues from this business were approximately $11 million in 1998.

In addition to the impairment charges discussed above, the Company recorded an additional write-off of $4,846,000 during 1997 related to acquisitions made prior to the VERSYSS acquisition in 1995.

The Company's acquisitions have all been accounted for by the purchase method of accounting and, consistent with the requirements of Accounting Principles Board No. 16, the tangible assets acquired and liabilities assumed have been recorded at their fair values at the respective acquisition dates.

Sale of PMS Software
--------------------

In October 1999, the Company sold all of its interests in a certain practice management software product that was not part of its core business. The rights were sold to a reseller of the Company's products and the Company received, as consideration, $1 million and the assignment of certain physician practices whose support billings generate approximately $500,000 per year offset by obligations to fulfill the remaining portion of support contracts as of the date of the transaction. In consideration for the Lenders releasing their liens on the assets, the cash consideration was applied as a paydown on the line of credit.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

Restructuring Charges
---------------------
During 1998, as a result of the financial difficulties discussed in Note 1, the Company announced a restructuring plan (the "1998 Restructuring Plan") designed to eliminate duplicate facilities and responsibilities in order to improve operating efficiencies and cash flow. The following is a summary of the activity in the 1998 Restructuring Plan-

     1998 Provision for restructuring                                             $  1,365,000
     Cash outflows from reductions in workforce, lease terminations, and
       moving costs                                                                    790,000
                                                                                  ------------
     Balance at December 31, 1998                                                      575,000
     Lease terminations and moving costs                                               443,000
                                                                                  ------------
     Balance at December 31, 1999                                                 $    132,000
                                                                                  ============

The balance at December 31, 1999 primarily relates to lease and relocation costs and is included in accrued expenses and other liabilities in the accompanying balance sheets.

In the fourth quarter of 1995, after the completion of the VERSYSS acquisition, management completed a review of the Company's operations and announced a restructuring plan (the "1995 Restructuring Plan") designed to eliminate duplicate administrative responsibilities, consolidate warehousing and distribution of the Company's products and streamline other core business in order to improve operating efficiencies and increase shareholder value. The 1995 Restructuring Plan does not include additional costs associated with the consolidation of operations such as retraining, consulting, purchases of equipment and relocation of employees and equipment. These costs were charged to operations or capitalized, as appropriate, when incurred. Since implementation of the 1995 Restructuring Plan, the 1995 accrual has decreased principally due to expenditures related to headcount reduction and lease termination costs from the consolidation and centralization of financial and administrative functions to the Company's corporate headquarters in Morris Plains, New Jersey, the centralization of purchasing, warehousing and order fulfillment to the Company's Torrance, California service center and other functional downsizing. The following is a summary of the activity in the 1995 Restructuring Plan-


     Balance at December 31, 1997                                                 $    615,000
        Lease termination costs                                                        195,000
        Noncash recovery from change in estimated requirements                         275,000
                                                                                  ------------
     Balance at December 31, 1998                                                      145,000
        Lease termination costs                                                        145,000
                                                                                  ------------
     Balance at December 31, 1999                                                 $         -
                                                                                  ============

4.   INVENTORIES, NET
     ---------------

Inventories were as follows-
                                                    1999            1998
                                               -------------   ------------

     Computer hardware and peripherals         $  1,115,000    $   958,000
     Customer maintenance parts                     532,000        540,000
                                               ------------    -----------
                                               $  1,647,000    $ 1,498,000
                                               ============    ===========

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

5.   PROPERTY AND EQUIPMENT, NET
     ---------------------------
                                                      1999             1998
                                                 ------------    -------------

Property and equipment                           $ 8,387,000     $  8,837,000
Leasehold improvements                               446,000        1,230,000
Leased equipment                                   1,005,000        1,560,000
                                                 -----------     ------------
                                                   9,838,000       11,627,000
Less- Accumulated depreciation and amortization   (8,464,000)      (8,831,000)
                                                 ------------    -------------
Property and equipment, net                      $ 1,374,000     $  2,796,000
                                                 ============    =============

Accumulated amortization in connection with equipment under capital leases included in the above amounts was approximately $387,000 and $626,000 as of December 31, 1999 and 1998, respectively. Depreciation and amortization for the years ended December 31, 1999, 1998 and 1997 was $1,392,000, $2,474,000 and
$2,743,000, respectively.

6.   INVESTMENTS AND OTHER VENTURES
     ------------------------------

Healthmatics Joint Venture
--------------------------

In January 1996, the Company and Glaxo Wellcome, through wholly-owned subsidiaries, formed Healthmatics, a joint venture partnership, to design and market clinical information technology products and services. Healthmatics was a general partnership owned equally by, and operated independently of, the parent companies. Both the Company and Glaxo Wellcome agreed to contribute product development assets to Healthmatics and at least $50 million in cash to the venture, of which $43 million was contributed by Glaxo Wellcome and $7 million was to be contributed by the Company. Losses incurred by Healthmatics were allocated between Glaxo Wellcome and the Company in proportion to their respective cash contributions (approximately 85% to Glaxo Wellcome and 15% to the Company).

On December 4, 1998, the Company sold its entire interest in Healthmatics to a subsidiary of Glaxo Wellcome for gross proceeds of $5,000,000. The Company's share of allocated losses was in excess of its investment at the time of sale resulting in a funding requirement by the Company. The gain on the sale is approximately $5,600,000 which represents the gross proceeds plus the forgiveness of the funding of losses to the date of sale, less transaction costs. In connection with this transaction, $1,000,000, reflected as restricted cash, was deposited in escrow with the Company's Lenders to be returned to the Company if certain events occurred. During 1999, this amount was applied against the outstanding borrowings under the Company's line of credit.

Purchases by the Company from Healthmatics were considered immaterial for the years ended December 31, 1998 and 1997.

Investment in HCC Communication, Inc.
-------------------------------------

During 1997, the Company made a 19.9% investment in HCC Communications, Inc. ("HCC") in exchange for $2,000,000. The Company is entitled to elect one member to HCC's board of directors. The Company accounts for this investment using the equity method. The Company's share of net gains was $22,000 for the year ending December 31, 1999, and net losses of $137,000 and $131,000 for the years ending December 31, 1998 and 1997, respectively. Also, during 1997, HCC sold certain assets to which the Company was entitled to a portion of the proceeds. Approximately $212,000 was received and recorded as a return of the Company's initial investment.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

During 1998, the Company determined that an impairment had occurred with respect to the value of this investment. As a result, the Company recorded a writedown of $1,320,000 at December 31, 1998 which is included in impairment of assets writedown in the accompanying statements of operations. The Company does not believe that an impairment exists with respect to the value of this investment at December 31, 1999.

7.   INCOME TAXES
     ------------

Income tax provision (benefit) for each period is summarized as follows-

                                           1999        1998        1997
                                        ---------   ----------  ---------
     Current-
       Federal                           105,000          -      (89,000)
       State                              20,000          -           -
                                        ---------   ----------  ---------
                                         125,000          -      (89,000)
                                        ---------   ----------  ---------

     Deferred-
       Federal                                -           -           -
       State                                  -           -           -
                                        ---------   ----------  ---------
                                              -           -           -
                                        ---------   ----------  ---------
     Income tax provision (benefit)     $125,000          -     $(89,000)
                                        =========   ==========  =========


The income tax benefit differs from applying the Federal income tax rate of 35% for the fiscal years 1999, 1998 and 1997 loss before income tax provision, loss on equity investment and extraordinary item due to the following-


                                                                      1999        1998         1997
                                                                   ----------  ----------   ----------
     Tax benefit at statutory rate                                   (35.0%)     (35.0%)      (35.0%)
     Change in the valuation allowance for deferred tax
       assets                                                         35.0%       35.0%        35.0%
     State taxes, net of Federal benefit                               0.1%          -            -
     Other                                                             0.6%          -         (0.1%)
                                                                    ---------   ---------    ---------
     Effective tax rate                                                0.7%        0.0%        (0.1%)
                                                                    =========   =========    =========

Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows-

                                                    1999             1998
                                                ------------      ------------
     Deferred Tax Assets-
       Net operating loss carryforward          $ 30,686,000      $ 22,720,000
       Restructuring provisions                       53,000           304,000
       Operating accruals                         11,000,000         1,490,000
       Allowance for doubtful accounts               185,000           215,000
       Deductible goodwill writeoffs               1,810,000         1,974,000
                                                -------------     -------------
                                                  43,734,000        26,703,000
       Valuation allowance                       (43,734,000)      (26,703,000)
                                                -------------     -------------
       Net deferred tax asset                   $         -       $         -
                                                =============     =============

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

At December 31, 1999, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $76.7 million which expire at various dates through 2014. The Company believes it has previously experienced ownership changes, which under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended (IRC), have resulted in certain limitations on the Company's ability to utilize its net operating losses in the future.

8.   DEBT
     ----
Line of Credit
--------------

In September 1997, the Company entered into a Credit Agreement (the Agreement) with Fleet Bank, N.A. as an administrative agent for a syndicate of banks (the Lenders). The Agreement provided for borrowings of up to $110,000,000 and was to expire in September 2001. Borrowings under the agreement bear interest at the bank's base rate or LIBOR, as applicable, plus the applicable margin, as defined in the Agreement.

On April 22, 1998, as a result of certain events of default, the Company and the Lenders entered into a forbearance and amendment agreement in which the Lenders agreed to forbear their remedies under the Agreement until September 30, 1998, increased the interest to base rate plus two percent, terminated availability, charged a restructuring fee and modified and added covenants. Pursuant to this agreement, the Company repaid $6,000,000 principal from the proceeds of the Series B Preferred Stock (see Note 13), paid a restructuring fee of approximately $400,000, and the Investor guaranteed $2,000,000 of the remaining balance (see Note 11).

As of September 30, 1998, the Company and the Lenders entered into a second forbearance and amendment agreement which extended the forbearance and which required, among other things, the delivery of audited financial statements and a commitment to provide either refinancing of outstanding borrowings, or a definitive purchase agreement, as defined, by certain dates. In consideration for the second forbearance agreement, the Company paid $750,000 principal, a restructuring fee of $250,000 and agreed to an extension fee of $1,000,000 due on the extended maturity date of the refinancing or sale of the Company.

On April 26, 1999, the Company and the Lenders entered into a third forbearance and amendment agreement, which provided the Company with additional time to meet performance criteria established in the second agreement. In addition the Lenders agreed to extend the maturity date of the borrowings to August 15, 1999, and they agreed to release their security interests in the Commercial Division. In consideration for the third forbearance agreement the Company agreed to apply to principal $1,000,000 of the escrowed proceeds from the sale of Healthmatics in December 1998 and to apply 50% of the net proceeds from the sale of the Commercial Division against the principal due under the line of credit. The remaining 50% was available for use by the Company for working capital and general corporate purposes.

On July 9, 1999, the Company and the Lenders entered into a fourth forbearance and amendment agreement, which, among other things, extended the forbearance from September 30, 1999 to December 31, 1999. In consideration for the fourth forbearance agreement, the Company agreed to an extension fee of $500,000 due on the extended maturity date of the refinancing or sale of the Company. The $500,000 and the $1,000,000 from the second forbearance agreement are reflected in accrued liabilities on the accompanying balance sheet as of December 31, 1999.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

On or about November 23, 1999, the conditions of the fourth forbearance agreement not having been timely satisfied, PCN entered into a fifth forbearance and amendment agreement with the Lenders under which the maturity date of the remaining indebtedness was extended to the later of (i) November 30, 1999, and
(ii) five (5) days after completion of PCN's audit as of September 30, 1999, but in no event later than December 31, 1999. Also, in connection with the fifth forbearance agreement, MMC purchased from the Lenders $2,000,000 of the indebtedness outstanding under the Agreement, on a subordinated basis, and the Lenders advanced $1,000,000 to PCN for working capital. Prior to entering into the fifth forbearance agreement, PCN had made a $1,000,000 principal payment to the Lenders from the proceeds of the sale of certain software rights on which the Lenders had a lien.

Prior to the filing of the petition, MMC purchased from the Lenders $1,500,000 of the indebtedness outstanding under the Agreement, which amount the Lenders advanced to PCN, resulting in the principal amount outstanding the Agreement being increased to $10,576,000 as of the Petition Date. This amount was conceded by PCN to be due in Interim Cash Collateral Order dated December 8, 1999.

Outstanding borrowings under the line of credit were $7,076,000 and $15,412,000 as of December 31, 1999 and 1998, respectively. The line of credit is secured by all of the assets of the Company.

Long-Term Debt
--------------

                                                                            1999             1998
                                                                     ================ ================

   Term note due monthly March 1995 through February 2001 at
     8% assumed from VERSYSS acquisition (a)                           $    95,000     $  785,000

   Subordinated promissory note payable to Gordon J. Romer,
     President of Solion, with an interest rate of 6% per annum payable annually, maturing and payable in full on March 2,
     1999, assumed in connection with the Solion acquisition (b)            50,000        188,000

   Note Payable to Data Systems in two equal payments on
     February 15, 1998 and February 15, 1999, including interest at a rate of 6% per annum incurred in connection with the
     Data Systems acquisition (c)                                           46,000        250,000

   Debtor-in-possession term note payable to Medical Manager
     Health Systems Inc., with an interest rate of 16% per annum,
     payable upon the occurrence of certain events (d)                   1,500,000             -



   Line of credit assigned to Medical Manager Health Systems, Inc.
     with an interest rate of Prime plus 2%, payable on the maturity date as defined in the original Credit Agreement with Fleet
     Bank, N.A. (e)                                                      3,500,000             -

   Other                                                                   132,000        153,000
                                                                       ------------    -----------
                                                                         5,323,000      1,376,000
   Less- Current portion of long-term debt                               5,323,000        984,000
                                                                       ------------    -----------
   Long-term debt                                                      $        -      $  392,000
                                                                       ============    ===========


PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATMENTS
DECEMBER 31, 1999, 1998 AND 1997


   (a) As part of the VERSYSS acquisition, the Company assumed a note payable to a former landlord that was part of a settlement. As security for the note, the landlord has a lien on substantially all of VERSYSS' assets. The note had an aggregate outstanding balance of approximately $95,000 at December 31, 1999, and is due in equal monthly installments of principal and interest (at 8% per year). In April 1999, as part of the sale of the commercial assets, a repayment of $400,000 was made with the balance to be repaid over a one-year period.

   (b) In September 1997, as part of the Solion acquisition, the Company assumed a note payable to Solion's President, Gordon J. Romer. In March 1999, this note was restructured whereby the Company paid $68,000 and entered into a new note for the remaining $120,000 which is payable in monthly installments of principal and interest with a final maturity in March 2000.

   (c) The note payable to Data Systems was incurred as part of the acquisition in 1997. $250,000 of the note was repaid in 1998. The remaining $250,000, which was due in February 1999 was restructured whereby the Company paid $90,000 and entered into a new note for the remaining $160,000 which is payable in monthly installments of principal and interest with a final maturity in March 2000.

   (d) In December of 1999, PCN assumed a Debtor-in-Possession term note payable to MMC. The interest rate on this term note is adjustable based on the occurrence of certain events. Under the terms of this note, PCN has the ability to borrow an aggregate principal sum of up to $3,500,000. As of December 31, 1999, the note had an aggregate outstanding balance of $1,500,000. The outstanding balance is payable upon the earlier of (i) event of default, as defined, (ii) closing under asset purchase agreement,
     (iii) termination of asset purchase agreement, or (iv) closing of the sale assets of PCN to an entity other than MMC.

   (e) In November and December, MMC purchased $2 million and $1.5 million, respectively, of the amounts outstanding under the line of credit. This transaction resulted in the banks agreeing to fund an additional $2.5 million under the line of credit, on a subordinated basis. As part of the above transaction, the Company signed a non-solicitation agreement while it is negotiating the sale of substantially all of its assets to this third party. As of December 31, 1999, the aggregate outstanding balance under this agreement was $3,500,000. The outstanding balance is payable on the maturity date as defined in the original credit agreement with the Lenders.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997


9.  LEASING TRANSACTIONS
    --------------------

Future minimum lease payments under all leases with initial or remaining non-cancelable lease terms, in excess of one year at December 31, 1999, are as follows-

                                                                Capital        Operating
                                                                 Leases          Leases
                                                             ---------------- --------------
    2000                                                      $  382,000       $ 1,970,000
    2001                                                         808,000         1,074,000
    2002                                                          15,000           904,000
    2003                                                              -            766,000
    2004                                                              -            307,000
    Thereafter                                                        -            180,000
                                                              -----------      ------------
            Total minimum lease payments                       1,205,000       $ 5,201,000
                                                                               ============
    Less: Amount representing interest                           166,000
                                                              -----------
            Present value of future minimum lease payments     1,039,000
    Less: Current portion                                        280,000
                                                              -----------
            Long-term portion                                 $  759,000
                                                              ===========

Rent expense for the years ended December 31, 1999, 1998 and 1997 was approximately, $3,104,000, $4,511,000 and $3,639,000, respectively.

On December 6, 1994, the Company entered into a rental agreement with a company wholly-owned by the Company's largest shareholder and Chairman of the Board of Directors (the "Investor"). The ten year sublease consists of 44,725 square feet of office space at 1200 The American Road, Morris Plains, New Jersey, to serve as the Company's corporate headquarters and executive offices. The Company believes that the terms of the lease were no less favorable than a lease that could have been obtained by the Company from an unrelated third party in a transaction negotiated at an arm's length basis. On September 1, 1996, the Company amended its agreement to sublease an additional 14,170 square feet of office space. The landlord's interest was assigned to an unrelated third party partnership on February 27, 1998. By amendment dated August 2, 1998, the Company relinquished all rights to the 14,170 square feet of office space and increased the remaining 44,725 square feet to 46,222 square feet. The amendment reduced the term of the lease to July 31, 2001 and restructured the monthly rent. On September 24, 1999, the landlord exercised its right to terminate the lease effective September 30, 2000. On September 29, 1999, the landlord and the Company entered into a second amendment to the lease which reduces the amount of space leased to 39,000 square feet and reduced the monthly rent. In addition, the Company granted the landlord the further right to terminate the lease at any time after March 31, 2000, upon receipt of three months advance notice.

In conjunction with the Company's various acquisitions, the Company assumed operating leases for facilities and equipment.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

The Company had previously entered into a long-term operating lease for certain office space at its Walpole Facility in Massachusetts. In 1998, the Company decided that it would not occupy a certain part of this facility. Accordingly, the Company recorded an accrual of $1,000,000 representing the future lease payments under the lease agreement for the unoccupied space. During 1999, the landlord and the Company entered into an agreement with a third party to lease a portion of the vacant space. In connection therewith, the Company reversed approximately $484,000 of the above accrual representing the portion of the lease that was assumed by the new tenant. The Company is a guarantor of the third party and is responsible for any default under the lease.

10.  LOSS PER SHARE
     --------------

In accordance  with SFAS No. 128, the following  table  reconciles net loss
and   share    amounts   used   to   calculate    net   loss   per   share-

                                                                     1999               1998               1997
                                                                --------------     --------------     --------------
     Numerator-
       Net loss before extraordinary item                       $  (19,916,000)    $  (25,528,000)    $  (59,515,000)
       Less- Dividends on preferred stock                           (1,801,000)        (1,238,000)                -
                                                                ---------------    ---------------    ---------------
       Loss available to common shareholders                       (21,717,000)       (26,766,000)       (59,515,000)
       Extraordinary item                                                   -                  -           1,031,000
                                                                ---------------    ---------------    ---------------
       Net loss - Basic and Diluted                             $  (21,717,000)    $  (26,766,000)    $  (58,484,000)
                                                                ===============    ===============    ===============

     Denominator-
       Weighted average number of common shares
         outstanding - Basic and Diluted                            53,521,918         53,323,507         52,018,761
                                                                ===============    ===============    ===============

     Basic and Diluted- loss per share-
       Loss available to common shareholders                    $        (0.41)    $        (0.50)    $        (1.14)
       Extraordinary item                                                   -                  -                0.02
                                                                ---------------    ---------------    ---------------

     Net loss                                                   $        (0.41)    $        (0.50)    $        (1.12)
                                                                ===============    ===============    ===============

Outstanding options of 1,694,431, 2,338,631 and 2,620,231 as of December 31, 1999, 1998 and 1997, respectively, have been excluded from the above calculations as they are antidilutive.

11.  TRANSACTIONS WITH RELATED PARTIES
     ---------------------------------

In April 1998, in connection with a Stock Purchase Agreement, the Investor guaranteed $2,000,000 of the outstanding debt owed to the Lenders (see Notes 8 and 13).

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997


12.  COMMITMENTS AND CONTINGENCIES
     -----------------------------

Employment Agreements
---------------------

As of December 31, 1999, the Company has employment arrangements with several employees which provide for the continuation of salary and other compensation aggregating approximately $1,096,000 for the year ended December 31, 1999. Upon the occurrence of certain events, varying amounts of compensation would be due under these arrangements. In addition, as part of the 1998 Restructuring Plan, the Company entered into severance and "stay put" arrangements with certain key personnel. These programs obligate the Company to pay approximately $810,000 in 2000.

Marketing Agreement
-------------------

On January 25, 1995, the Company entered into an Exclusive Marketing Agreement ("the Marketing Agreement") with Equifax EDI, an electronic claims clearinghouse and a wholly-owned subsidiary of Equifax, to establish "PCN Link", a communication link between Equifax EDI and users of the Company's practice management software products. On January 12, 1996, the Company and Equifax entered into an amended and restated Marketing Agreement, which among other things, revised the exclusive coverage of the services provided by Equifax EDI to claims submission and related services, on-line eligibility and benefit inquiries for indemnity plans, credit card and check guarantee and verification services and electronic remittance services. In connection with such amendment, which had an initial term of four years, the Company agreed to share with Equifax EDI certain of the costs and expenses associated with the further development and enhancement of PCN Link. Further, the Company agreed to pay Equifax $125,000 per month for forty-eight months in order to offer, as a marketing incentive, introductory free service for one year, with certain limitations, to physician practices who subscribed to the services offered under the Marketing Agreement.

During the third quarter of 1996, NDC acquired all of the outstanding capital stock of Equifax EDI. On September 3, 1996, the Company, Equifax EDI, Equifax and NDC entered into an agreement whereby, among other things, the Company waived its right to terminate the Marketing Agreement, and received cash consideration of $4.5 million. The Company recorded this amount as deferred revenue in 1996 and reduced this amount as payments were made under the Marketing Agreement. The acquisition of Equifax EDI by NDC did not result in any changes to the Marketing Agreement except that the Company and NDC agreed that the Company could, in its sole unrestricted discretion, terminate the Marketing Agreement, on not less than ninety days written notice, at any time on or after July 1, 1997.

The Company terminated the Marketing Agreement effective September 30, 1997. As a result, the Company, in September 1997 recognized $2,029,000 which represented the remaining unamortized deferred revenue amount. This amount is reflected as other income in the consolidated statement of operations for the year ended December 31, 1997.

Litigation
----------
Subsequent to the Company's announcements in early 1998 concerning the delay in its annual audit and its expected restatement of previously issued reports, numerous purported class actions were filed against the Company, certain directors and former officers. These matters were consolidated into one action in the United States District Court for the District of New Jersey.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997


Prior to the bankruptcy filing, this Securities Class Action was settled by the Company, subject to the approval of both Federal District Court and the Bankruptcy Court. The settlement provided for a payment of $21.15 million plus a share of certain other proceeds. The Class Plaintiffs also agreed that the settlement is subject to downward adjustment risk based on the ultimate sale price of the Company. The Bankruptcy Court approved the settlement when the Plan reorganization was confirmed; the Federal District Court approved the settlement on March 22, 2000.

The Company's former Chief Executive Officer also filed a suit against the Company alleging among other things, wrongful termination. In March 2000, the Company reached a tentative settlement with the former officer that will not have a material impact on the financial statements.

In September 1997, the owner of Printed Products Group (PPG) agreed to merge his company with and into Solion (a newly formed subsidiary of PCN) and to become an officer of PCN. In June 1998, this individual served the Company, its subsidiary Solion and certain current and former officers and directors of the Company with a complaint that asserted claims for breech of contract, negligent misrepresentation, and a violation of Massachusetts General Law. The complaint alleged that the individual received misleading information about the Company's financial condition and prospects in connection with his agreement of the merger of his company, PPG, with and into Solion. In February 2000, the Company reached a settlement with the individual requiring the payment of $1.65 million from the proceeds and subject to the consummation of the sale of the Company.

A majority shareholder in Wismer Martin Inc. has filed suit against the Company and certain current and former officers and directors alleging similar violations of law with respect to the Company's purchase of Wismer Martin Inc. In February 2000, the Company reached a settlement with the individual requiring the payment of $0.6 million from the proceeds and subject to the consummation of the sale of the Company.

The Company, during the normal course of business, has become involved in certain litigation. The Company believes that the outcome of unsettled litigation will not have a material adverse effect on the Company's financial position and results of operations.

13.  SHAREHOLDERS' EQUITY (DEFICIT)
     ------------------------------
Placement of Securities
-----------------------

During 1995, the Company completed a placement of securities pursuant to Regulation S of the Securities Act of 1933. In connection with such placement, the Company received net proceeds of approximately $25 million through the issuance of 1,902,748 shares of its common stock and 18,500 shares of its Series A non-dividend paying convertible preferred stock. The preferred stock, which was issued at $1,000 per share was, at the option of the holder, convertible into shares of common stock at a conversion price based on certain minimum and maximum conversion prices. During the year ended December 31, 1997, 1,000 shares of the Series A non-dividend paying convertible preferred stock issued pursuant to such offering were converted into 187,424 shares of common stock. As of December 31, 1999 and 1998 there were no shares of the Series A preferred stock outstanding.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997


Issuance of Preferred Stock
---------------------------

On April 1, 1998, in a single transaction, the Company entered into a Stock Purchase Agreement (the Agreement) with an affiliate of the Investor. Under the Agreement, the Company agreed to sell such affiliate, 11,000 shares of Series B Cumulative Preferred Stock (the "Series B Preferred Stock") and grant and modify certain warrants in exchange for $11,000,000 and a $2,000,000 guarantee by the Investor on the Company's indebtedness to the Lenders. The Series B Preferred Stock accumulates dividends at a rate of 15% per year through March 31, 1999, increases 1% per year up to 18% and has a liquidation preference of $1,000 per share plus accumulated dividends. The Series B Preferred Stock is senior to all common stock and has no voting rights. It is redeemable at the Company's option, subject to certain conditions, none of which were met as of December 31, 1999 or 1998.

In connection with the Agreement, the Company granted a warrant to purchase 6,000,000 shares of common stock at an exercise price of $1.00. Also, the Company modified the terms and exercise price of warrants previously issued in 1995 (see "Stock Warrants").

Based upon an independent valuation of the Series B Preferred Stock on April 1, 1998, the value of the 11,000 shares was determined to be $7,760,000. As a result, the Series B Preferred Stock is reflected in the accompanying balance sheet at the fair value of $7,760,000 plus accumulated dividends of $1,801,000 and $1,238,000 for the years ended December 31, 1999 and 1998, respectively. The remaining $3,240,000 is attributable to the value of the Warrants described above and has been reflected as a credit to additional paid in capital. The Company determined that the Guarantee had terms comparable to outstanding borrowings of the Company.

Stock Options
-------------
At December 31, 1999, 1998 and 1997, the Company had reserved 1,694,431, 2,338,631 and 2,620,231 shares of Common Stock, respectively, for issuance upon exercise of stock options issued to Directors, officers, employees of the Company as well as to independent value-added resellers of the Company's practice management software products.

The following is a summary of each of the Company's stock option plans-

1989 Incentive and Non-Incentive Stock Option Plan (the "1989 Plan"): Under the 1989 Plan, as amended, 167,000 shares of Common Stock are reserved for issuance upon exercise of options granted thereunder. Incentive stock options may be granted to employees and non-incentive stock options may be granted to employees, directors and such other persons as the Compensation Committee of the Company's Board of Directors (the Compensation Committee) determines will assist the Company's business endeavors, at exercise prices equal to at least 100% of the fair market value of the Common Stock on the date of grant with respect to incentive stock options (110% of fair market value in the case of incentive stock options granted to any person who, at the time the incentive stock option is granted, owns or is considered as owning within the meaning of Section 425(d) of the IRC stock possessing more than 10% of the total combined voting powers of all classes of stock of the Company or any subsidiary (10% Owner)), and at least 85% of the fair market value of the Common Stock on the date of grant with respect to non-incentive stock options. Incentive stock options are granted for a term of five years; those granted prior to April 30, 1989 may be exercised by their respective holders two months after the date of grant, while incentive stock options granted thereafter are exercisable cumulatively at the rate of 50% per year commencing one year from the date of grant. Generally options granted under the 1989 Plan prior to April 1992 expire six months after the holders' separation from service with the Company. The 1989 Plan terminated on March 31, 1999.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

1990 Incentive and Non-Incentive Stock Option Plan ("the 1990 Plan"): Under the 1990 Plan, 167,000 shares of Common Stock are reserved for issuance upon exercise of options granted thereunder. Incentive stock options may be granted to employees and non-incentive stock options may be granted to employees, directors and other such persons as the Compensation Committee determines will assist the Company's business endeavors, at exercise prices equal to at least 100% of the fair market value of the Common Stock on the date of grant with respect to non-incentive stock options (100% of fair market value in the case of incentive stock options granted to any person who at the time the incentive stock option is granted, is a 10% Owner), and at least 50% of the fair market value of the Common Stock on the date of grant with respect to non-incentive stock options. In addition to selecting the optionees, the Compensation Committee determines the number of shares of Common Stock subject to each option, the term of each non-incentive stock option, the time when the non-incentive stock option becomes exercisable, though, pursuant to board resolution, no option granted after April 7, 1992 may be exercisable within six months of the date of the grant, and otherwise administers the 1990 Plan. Incentive stock options are granted for a term of five years and are exercisable cumulatively at the rate of 50% per year commencing one year from the date of grant. Options expire six months from the date of the holder's termination of employment with the Company by reason of retirement at age 65, disability or death, or on the date of termination of employment for any other reason. The 1990 Plan terminates on March 26, 2000.

Amended and Restated 1993 Incentive and Non-Incentive Stock Option Plan (the "Employee Plan"): The Employee Plan, as amended, reserves 3,300,000 shares of Common Stock for issuance upon exercise of options to be granted thereunder. Under the Employee Plan, incentive stock options qualifying under Section 422 of the IRC, may be granted to employees of the Company, and non-incentive stock options may be granted to employees, officers and directors and such other persons as the Compensation Committee appointed by the Board of Directors determines will assist the Company's business endeavors. Options to purchase more than 250,000 shares of Common Stock may not be awarded to any employee in any calendar year. The Compensation Committee selects the optionees and determines: (i) whether the respective option is to be a non-incentive stock option or an incentive stock option; (ii) the number of shares of Common Stock purchasable under the option; (iii) the exercise price, which cannot be less than 100% of the fair market value of the Common Stock on the date of grant (110% of fair market value in the case of incentive stock options granted to any person who, at the time the incentive stock option is granted, is a 10% Owner);
(iv) the time or times when the option becomes exercisable; and (v) its duration, which may not exceed ten years from the date of grant (or five years for any incentive stock option granted to a 10% Owner). The Employee Plan terminates on July 13, 2003.

Amended and Restated 1993 Non-Employee Directors' Non-Incentive Stock Option Plan (the "Directors' Plan"): The Directors' Plan, as amended, reserves 200,000 shares of Common Stock for issuance upon exercise of options to be granted thereunder. Under the Directors' Plan, options can only be granted to a director of the Company who is not an employee nor an officer of the Company. Such options are non-incentive and are non-qualified under Section 422 of the IRC. The Directors' Plan is administered by a special committee consisting of employee directors and officers. The committee has no authority to grant non-qualified stock options, as, immediately following the effective date of the Directors' Plan, options to purchase 10,000 shares of Common Stock were granted automatically to each non-employee director and will be granted on the next succeeding business day following a director's election or appointment to the Board of Directors'. In addition to the initial option grants, non-qualified stock options to purchase 10,000 shares of Common Stock shall be granted automatically to each non-employee director on the third anniversary date of his initial option grant and every three years thereafter during the term of the Directors' Plan. The Directors' Plan terminates on July 13, 2003.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997


Value Added Reseller Stock Option Plan (the "VAR Plan"): The VAR Plan reserves an aggregate of 3,500,000 shares of Common Stock for issuance upon the exercise of options to be granted thereunder. Under the VAR Plan, options can only be granted to independent resellers of the PCN Health Network Information System who are not also members of the Board of Directors, officers, or employees of the Company. The VAR Plan was adopted by the Board to provide incentives to the independent resellers of the Company to market the PCN Health Network Information System to current users of the Company's other practice management software products as well as others, and became effective September 30, 1994. The VAR Plan is administered by a committee appointed by the Board consisting of no less than two individuals, and unless otherwise determined, includes the chief executive officer and chief financial officer of the Company. Under the VAR Plan on September 30, 1994 and in January 1995 and January 1996, independent resellers were granted options based upon the product of: (i) 300; and (ii) the number of existing licensees of the Company's practice management software products in the independent reseller's installed base as of such dates; or, for an independent reseller first becoming an independent reseller after September 30, 1994, the number of licenses of the Company's practice management software products in the general geographic region in which such new independent reseller conducts its business. The exercise price of options granted under the VAR Plan is the market value of a share of Common Stock on the business day immediately preceding the date on which an option is granted. The terms of options granted under the VAR Plan may not exceed 10 years. Options vest based upon the number of licenses for the PCN Health Network Information System sold to existing customers of the Company (200 shares) and to new customers (100 shares) during 1994, 1995 and 1996. In addition, options vest for an additional 50 shares for each license sold by the independent reseller during such periods in excess of the minimum performance standard set forth in the independent reseller's agreement with the Company. No option shall be granted pursuant to the VAR Plan after December 31, 1997, but options theretofore granted may extend beyond that date.

Stock option activity for all option plans is summarized as follows-


                                                                   Weighted
                                                 Number of          Average
                                                  Shares         Exercise Price
                                                 ----------      --------------

Balance outstanding, December 31, 1997           2,620,231       $      7.54

Granted                                            550,000              1.50
Forfeited                                         (831,600)             8.51
Exercised                                                                  -
                                                 ----------

Balance outstanding, December 31, 1998           2,338,631              8.07

Granted                                                  -                 -
Forfeited                                         (644,200)             8.40
Exercised                                                -                 -
                                                 ----------

Balance outstanding, December 31, 1999           1,694,431       $      7.84
                                                 ==========

Options to purchase 1,694,431 shares of Common Stock were exercisable at December 31, 1999 and the weighted average exercise price of those options was $7.84.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

The Company has adopted the disclosure provisions of SFAS No. 123 and applies APB Opinion 25 in accounting for its plans and, accordingly, records no compensation cost for stock option plans and stock purchase plans in its financial statements. Had the Company determined compensation cost based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below-

                                                    1999            1998            1997
                                                -------------   -------------   -------------
        Net loss available to common
          shareholders- as reported             $(19,916,000)   $(26,766,000)   $(58,484,000)
        Net loss available to common
          shareholders- pro forma               $(22,552,000)   $(30,976,000)   $(62,248,000)

        Loss per share- as reported             $      (0.41)   $      (0.50)   $      (1.12)
        Loss per share- pro forma               $      (0.46)   $      (0.58)   $      (1.20)

The pro forma amounts as noted above may not be representative of the effects on reported income for future years. Pro forma net loss reflects only options granted since January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of 5 years and compensation cost for options granted prior to January 1, 1995 is not considered.

The fair value of the stock options granted is estimated at grant date using the Black-Scholes option pricing model with the following weighted average assumptions: for 1997, 1998 and 1999 - expected dividend yield 0.0%, risk free interest rate of 6.0%, expected volatility of 75%, and an expected life of 7.5 years. The weighted average grant date fair value of options granted in 1998 was $6.03. There were no options granted during 1999.

Stock Warrants
--------------

In September 1995, the Investor purchased from the Company, for $1,500,000, a warrant to purchase, in a single transaction, 5,000,000 shares of common stock for an aggregate exercise price of $5.00 per share exercisable beginning September 14, 1997. The proceeds from the issuance of such warrant were determined to be within the range of fair value, as determined by an investment banking firm, and therefore resulted in no expense charge in the consolidated statements of operations. On April 1, 1998, under a Stock Purchase Agreement (see Issuance of Preferred Stock) the Company adjusted the exercise price from $5.00 to $0.70 per share. In addition, the options are not exercisable until September 2002.

Also, on April 1, 1998, the Company granted to the Investor a warrant to purchase 6,000,000 shares of common stock at a price of $1.00 per share. The warrants may be exercised at any time after the first to occur of (i) April 1, 1999 and (ii) a Trigger Event, as defined in the warrant agreement. The warrant expires on March 31, 2003.

In return for the above warrant grants and modifications and the 11,000 shares of the Series B Preferred Stock, the Company received $11,000,000 in cash and a $2,000,000 guarantee (Note 11). Based on an independent valuation of the Series B Preferred Stock, the value of the 11,000 shares was determined to be $7,760,000. The remaining $3,240,000 is attributable to the value of the warrants and has been reflected as a credit to additional paid in capital.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

In July 1998, the Company retained and granted a warrant to a professional services firm. The warrant allows the holder to purchase 250,000 shares of common stock at an exercise price of $1.50 per share. The warrant vested at various dates through May 31, 1999. The warrant may become exercisable upon a Trigger Event, as defined within the agreement. The Company utilized the Black Scholes pricing model on the date of grant to determine the value of the warrant in accordance with SFAS No. 123. As a result of the calculation, no value was ascribed to this warrant in the accompanying consolidated financial statements. In connection with the retention of this firm, the Company granted to such firm a lien on substantially all the assets of the Company. The table below details all warrants outstanding at December 31, 1999-

                                                         Warrants
                        Exercise        Warrants        Exercised/      Outstanding
  Date of Grant          Price          Granted         Canceled          Warrants
------------------      --------        ---------       ----------      -----------

November 20, 1990       $1.00              417,500        (417,500)              -      Exercised February 20, 1998
June 11, 1991           $1.00               19,038         (19,038)              -      Exercised February 20, 1998
July 1, 1991            $9.00               10,000         (10,000)              -      Terminated June 30, 1996
September 17, 1991      $1.00              983,462        (983,462)              -      Exercised February 20, 1998
December 30, 1993       $1.00              775,000               -         775,000      Expires December 30, 2003
February 1, 1994        $2.50              100,000               -         100,000      Expires February 1, 2004
September 13, 1995      $0.70 (a)        5,000,000               -       5,000,000 (b)  Expires September 13, 2002
April 1, 1998           $1.00            6,000,000               -       6,000,000 (c)  Expires April 1, 2003
July 22, 1998           $1.50              250,000               -         250,000      Expires March 31, 2003
                                        ----------      ------------    -------------
                                        13,555,000      (1,430,000)     12,125,000


The number of warrants exercisable at December 31, 1999 was 1,125,000.

(a) Represents adjusted exercise price due to the amendment on April 1, 1998 discussed above.
(b) The Investor warrants granted in September 1995, are not considered exercisable as they vest after the first of September 12, 2002 or a Trigger Event, as defined.
(c) The Common Stock Purchase Warrants, granted on April 1, 1998, are not considered exercisable as they vest after the first of April 1, 2003 or a Trigger Event, as defined.


14.   EMPLOYEE BENEFIT PLAN

The Physician Computer Network, Inc. 401(k) Plan (the "Plan"), is a participant directed, defined contribution plan in which eligible employees, as defined, of the Company may become participants in the Plan on the first day of the month immediately following the date on which they have attained age 21 and after six months following the employees' employment commencement dates, as defined. Employees who are eligible under an existing 401(k) plan of an entity that the Company acquires are automatically eligible to participate in the Plan. Eligible employees include substantially all employees of the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Contribution expense amounted to $307,000, $464,000 and $602,000 for the years ended December 31, 1999, 1998 and 1997, respectively. As of December 31, 1999, the 1999 and 1998 employer contributions in the amount of $404,000
remained     unpaid    and    are    reflected    in    accrued     liabilities.

PHYSICIAN COMPUTER NETWORK, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1999, 1998 AND 1997

15.   INDUSTRY SEGMENT DATA
      ---------------------

The Company's operations are conducted within one business segment. There are no material revenues attributable to foreign customers.


16.   SUPPLEMENTAL DISCLOSURES
      OF CASH FLOW INFORMATION
      ------------------------

                Supplemental Disclosure of
                  Cash Flow Information                     1999            1998            1997
        ----------------------------------------        ----------      ----------      ------------
        Cash paid for interest                          $1,610,000      $2,517,000      $ 3,125,000
        Cash paid for income taxes                         125,000          49,000          412,000

17.   CONCENTRATION OF CREDIT RISK
      ----------------------------

The Company's customers, in general, are primarily dependent upon the healthcare sector of the economy. The Company's concentration of credit risk with customers is largely dependent on its revenue mix which, at December 31, 1999, 1998 and 1997, was primarily from physician practices and independent resellers.

18.  SUBSEQUENT EVENTS (UNAUDITED)
     -----------------------------
On March 15, 2000, the Company received Bankruptcy Court approval of its Amended Plan of Reorganization. The Plan contemplates the sale of ongoing operations to MMHS by the end of March 2000, followed by a liquidation of the Company. In addition, creditors should expect to receive their allowed claims. Outstanding stock options under stock option plans will be cancelled. Amounts available (if any) after the payment to the preferred stockholder of the preferred stock's liquidation value and accumulated dividends and expenses of liquidation will be distributed to the common shareholders.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

     On March 30, 2000, Medical Manager Corporation completed the acquisition of certain assets of Physician Computer Network, Inc. for a purchase price of $53 million plus the assumption of certain liabilities. The acquisition is considered a taxable transaction for federal, state and local income tax purposes.

     The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations have been presented as if the acquisition had been consummated at the beginning of the earliest period presented in the respective Statements of Operations. Also presented is the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet as of December 31, 1999 as if the acquisition had been completed on December 31, 1999. For purposes of combining Medical Manager Corporation's historical financial data with Physician Computer Network's historical financial data in the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet, the unaudited balance sheet of Medical Manager Corporation as of December 31, 1999 has been combined with Physician Computer Network's audited balance sheet as of December 31, 1999.

     Medical Manager Corporation's fiscal year ends June 30, while Physician Computer Network's fiscal year ends on December 31. For purposes of combining Medical Manager Corporation's historical financial data with Physician Computer Network's historical financial data in the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations, the audited financial data of Medical Manager Corporation for the fiscal year ended June 30, 1999 has been combined with the Physician Computer Network's unaudited financial data for the year ended September 30, 1999; and Medical Manager Corporation's unaudited financial data for the six months ended December 31, 1999 has been combined with Physician Computer Network's unaudited financial data for the six months ended December 31, 1999.

     These  unaudited  pro  forma  combined  condensed   consolidated  financial
statements should be read in conjunction with the historical consolidated financial statements of Medical Manager Corporation and related notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" contained therein in the Registrant's Annual Report on Form 10-K, as amended, for the year ended June 30, 1999 and the Quarterly Report on Form 10-Q for the three and six months ended December 31, 1999.

     We have included this unaudited pro forma combined condensed consolidated financial data only for the purpose of illustration, and it does not necessarily indicate what the operating results or financial position would have been if the proposed acquisition between Medical Manager Corporation and Physician Computer Network had been completed at the dates indicated. Moreover, this data does not necessarily indicate what the future operating results or financial position of the combined company will be.

     The total estimated purchase price of Physician Computer Network has been allocated on a preliminary basis to the assets and liabilities based on management's best estimates of their fair value with the excess over the net tangible assets acquired allocated to goodwill. These allocations are subject to change pending a final determination and analysis of the total purchase price and the fair value of the assets acquired and liabilities assumed.

                           Medical Manager Corporation
        Pro Forma Combined Condensed Consolidated Statement of Operations
                                   (Unaudited)
                      (in thousands, except per share data)



                                                     Medical Manager          Physician Computer
                                                       Corporation               Network, Inc.
                                                 Historical - Year Ended    Historical - Year Ended    Pro Forma        Pro Forma
                                                      June 30, 1999            September 30, 1999      Adjustments      Combined
                                                -------------------------  -------------------------  -------------    -----------
Net Revenues...............................     $       268,354              $       75,727           $        -       $  344,081
                                                   ----------------          ---------------          ------------     -----------
Costs and expenses:

  Cost of revenues.........................             133,237                      49,048                    -          182,285
  Selling, general and administrative......              73,463                      28,371                    -          101,834
  Research and development.................              18,780                       4,589                    -           23,369
  Minority interest in CareInsite..........               2,788                          -                     -            2,788
  Litigation expenses......................               6,666                          -                     -            6,666
  Depreciation and amortization............              14,829                       5,983                (4,045) (1)     30,267
                                                                                                           13,500  (2)
  Interest and other income................             (20,457)                    (19,004)                1,006  (3)    (28,617)
                                                                                                            9,838  (4)
  Interest and other expense...............               9,128                       1,574                    -           10,702
                                                ----------------             ---------------          ------------     -----------

      Total Costs and expenses.............             238,434                      70,561                20,299         329,294
                                                ----------------             ---------------          ------------     -----------
Income before provision for income taxes...              29,920                       5,166               (20,299)         14,787

Provision for income taxes.................              12,307                         100                (4,184) (6)      8,223
                                                ----------------             ---------------          ------------     -----------

Net income.................................     $        17,613              $        5,066           $   (16,115)     $    6,564
                                                ================             ===============          ============     ===========
Net income per share - basic:
-----------------------------
  Net income per share                                    $0.53                                                             $0.19
                                                ================                                                       ===========
  Weighted average shares outstanding                    33,544                                               779  (7)     34,323
                                                ================                                      ============     ===========

Net income per share - diluted:
  Net income per share                                    $0.48                                                             $0.18
                                                ================                                                       ==========-
  Weighted average shares outstanding                    36,663                                               779  (7)     37,442
                                                ================                                      ============     ===========

                           Medical Manager Corporation
        Pro Forma Combined Condensed Consolidated Statement of Operations
                   For the Six Months Ended December 31, 1999
                                   (Unaudited)
                      (in thousands, except per share data)

                                                 Medical Manager      Physician Computer
                                                  Corporation            Network, Inc.         Pro Forma         Pro Forma
                                                   Historical             Historical          Adjustments        Combined
                                                -----------------    --------------------    -------------      -----------
Net revenues...............................     $      159,295         $    33,333            $       -         $  192,628
                                                ---------------        ------------           -----------       -----------

Costs and expenses:

     Cost of revenues......................             81,047              22,897                    -            103,944
     Selling, general and administrative...             51,120               9,270                    -             60,390
     Research and development..............             12,545               1,637                    -             14,182
     Minority interest in CareInsite.......              1,787                  -                     -              1,787
     Litigation expenses ..................              1,100              23,400               (23,400) (5)        1,100
     Merger and related expenses...........             17,991                  -                     -             17,991
     Depreciation and amortization.........             11,365               3,601                (2,738) (1)       18,978
                                                                                                   6,750  (2)
     Net gain on sale of investments.......            (24,887)                 -                     -            (24,887)
     Interest and other income.............            (13,489)            (10,741)                  503  (3)      (13,889)
                                                                                                   9,838  (4)
     Interest and other expenses...........              4,610                 479                    -              5,089
                                                ---------------        ------------           -----------       -----------

         Total costs and expenses..........            143,189              50,543                (9,047)          184,685
                                                ---------------        ------------           -----------       -----------

Income before provision for income taxes...             16,106             (17,210)                9,047             7,943

Provision for income taxes ................              8,895                 125                (1,806) (6)         7,214

Net income.................................     $        7,211         $   (17,335)           $   10,853        $      729
                                                ===============        ============           ===========       ===========

Net income per share - basic:
     Net income per share                                $0.21                                                       $0.02
                                                ===============                                                 ===========
     Weighted average shares outstanding                35,096                                       779  (7)       35,875
                                                ===============                               ===========       ===========

Net income per share diluted:
     Net income per share                                $0.18                                                       $0.02
                                                ===============                                                 ===========
     Weighted average shares outstanding                38,724                                       779  (7)       39,503
                                                ===============                               ===========       ===========

                           Medical Manager Corporation
             Pro Forma Combined Condensed Consolidated Balance Sheet
                             As of December 31, 1999
                                   (Unaudited)
                                 (In thousands)

                                                 Medical Manager      Physician Computer
                                                   Corporation           Network, Inc.        Pro Forma           Pro Forma
                                                   Historical             Historical         Adjustments          Combined
                                                -----------------    --------------------   -------------       -------------
Assets:
Current Assets:
     Cash & cash equivalents...................   $   100,564           $     5,216          $   (15,271) (8)     $   90,509
     Marketable securities.....................        45,270                    -                    -               45,270
     Accounts receivable, net..................        58,934                 6,587                   -               65,521
     Other current assets......................        53,309                 3,756                 (415) (9)         56,650
                                                  ------------          ------------         ------------         -----------

Total current assets...........................       258,077                15,559              (15,686)            257,950

Property, plant, and equipment, net............        65,061                 1,374                    -              66,435

Marketable securities..........................       294,578                    -                     -             294,578

Capitalized software development costs.........        30,807                    -                     -              30,807

Goodwill and other intangibles.................       189,804                20,165               (20,165) (10)      257,304

                                                                                                   67,500  (11)
Other assets...................................        11,061                   357                    -              11,418
                                                  ------------          ------------         -------------        -----------

Total assets...................................   $   849,388           $    37,455          $     31,649         $  918,492
                                                  ============          ============         =============        ===========

Liabilities and stockholders' equity:

Current liabilities............................   $    75,626           $    64,225 $               1,500  (12)   $  106,928
                                                                                                  (34,423) (9)
Long-term debt, less current portion...........       168,175                   759                    -             168,934

Minority interest in consolidated subsidiary...        69,344                    -                     -              69,344

Other liabilities..............................        33,382                    -                     -              33,382

Stockholders' equity...........................       502,861               (27,529)               37,043  (13)      539,904
                                                                                                   27,529  (14)
                                                  ------------          ------------         -------------        -----------
Total liabilities and stockholders' equity.....   $   849,388           $    37,455          $     31,649         $  918,492
                                                  ============          ============         =============        ===========

                                      PF-4

               Notes to Pro Forma Combined Condensed Consolidated
                              Financial Statements
                                   (unaudited)


     The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations have been prepared to reflect the acquisition as if it had occurred at the beginning of the respective periods presented. The acquisition will be accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired will be amortized over 5 years.

     The  following is a summary of the  adjustments  reflected in the Unaudited
Pro  Forma  Combined  Condensed   Consolidated   Statements  of  Operations  (in
thousands):

1. Represents the elimination of historical amortization of goodwill.

2. Represents the amortization of the excess of the purchase price over the net assets acquired of Physician Computer Network.

3. Represents the decrease in interest income to reflect (a) the payment of the cash portion of the purchase price and (b) the estimated expenses associated with the acquisition.

4. Represents the elimination of the gain on the sale of the Wismer Martin division of Physician Computer Network to Medical Manager Corporation in July 1999.

5. Represents the elimination of the charge related to Physician Computer Network's settlement of securities litigation.

6. Represents the tax effect of the adjustments to the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations (excluding the elimination of the gain on the sale of the Wismer Martin division of Physician Computer Network to Medical Manager Corporation in July 1999 and the charge related to Physician Computer Network's settlement of securities litigation), based on a combined federal and state effective tax rate of 40% for all periods presented.

7. Represents the increase in the number of outstanding shares of Medical Manager Corporation common stock to reflect the payment of the stock portion of the purchase price. The market price used in the calculation represents the average of the average closing sale price during the ten trading days ending on March 27, 2000 and the average closing sale price during the ten trading days ending on March 28, 2000.


     The Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet was prepared to reflect the acquisition as of December 31, 1999.

     The following is a summary of the adjustments reflected in the Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet (in thousands):



8. Represents the decrease in Cash and Cash Equivalents to reflect the payment of the cash portion of the purchase price.

9. Represents assets and liabilities retained by Physician Computer Network pursuant to the Asset Purchase Agreement.

10. Represents the elimination of Physician Computer Network's historical goodwill.

11. Represents the preliminary estimate of the excess purchase price over the net assets acquired as follows:



        Purchase price (including $1,500 of transaction expenses)     $54,500

        Book value of acquired net liabilities                         13,686
                                                                      --------
        Less: excess of net liabilities over the Permitted Amount        (686)
                                                                      --------
        Excess of purchase price over net liabilities acquired        $67,500
                                                                      ========

     The purchase price is subject to adjustment at the time of closing. If the net liabilities acquired at the time of closing as calculated pursuant to the Asset Purchase Agreement is greater than $13,000 ("Permitted Amount"), then the purchase price will be reduced by the excess over the Permitted Amount. The purchase price will be reduced proportionately by one-third in cash and two-thirds in stock. If the net liabilities at the time of closing is less than the Permitted Amount (the amount less being referred to as the "Excess Amount"), then the adjustment to the purchase price will be increased based on the following formula:


- if Excess Amount is $250 or less, there will be no adjustment to the purchase price, or
- if Excess Amount is greater than $250 but less than $500 then the purchase price will be increased by the excess over $250, or
- if Excess Amount is greater than $500 then the purchase price will be increased by $250 plus 50% of the excess over $500;


provided, however, that the increase in the purchase price is limited to the amount of Excess Cash, as calculated pursuant to the Asset Purchase Agreement, included in the assets acquired pursuant to the Asset Purchase Agreement.


12. Represents the amount of estimated costs for legal and accounting services and other expenses associated with the acquisition.

13. Represents the issuance of Medical Manager Corporation common stock to reflect the payment of the stock portion of the purchase price.

14. Represents the elimination of Physician Computer Network's historical deficit.

                                 Exhibit Index
                                ---------------


    Exhibit 2 -
          Copy of Asset Purchase Agreement dated as of December 7, 1999, by and among Physician Computer Network Inc., VERSYSS Incorporated, Wismer Martin, Inc., Integrated Health Systems, Inc., PCN HP Venture Corp., Medical Manager Corporation and Medical Manager Health Systems, Inc. hereby incorporated by reference to Exhibit 2 of the current report on Form 8-K of Physician Computer Network, Inc. dated December 10, 1999.

    Exhibit 23.1 -
          Consent  of  Independent  Public  Accountants  (filed  here  with)